Issuer Free Writing Prospectus dated July 21, 2016
(Related to Preliminary Prospectus dated July 21, 2016)
Filed Pursuant to Rule 433
SEC File No. 333-211915

Investor Presentation July 21, 2016 NASDAQ: RGSE 1

Statutory Notice Real Goods Solar, Inc. (the “Company”) has filed a registration statement on Form S - 1 (file number: 333 - 211915) including a preliminary prospectus with the Securities and Exchange Commission (“SEC”) for the offering to which this presentation relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by calling toll - free (800) 678 - 9147. NASDAQ : RGSE 2

Forward - Looking Statements NASDAQ : RGSE 3 This presentation by Real Goods Solar, Inc. (the “Company,” “we”, “us,” “its,” “our”) contains forward - looking statements and forward - looking hypothetical examples or constructs within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements regarding the Company’s capital formation activities, busines s a nd financial strategies, its growth opportunities, future sales and installation revenue, its business turnaround strategy and p lan s to achieve break - even or better results in future periods resulting from increased sales and reduced cost of goods sold and operating expenses. Forward - looking statements and forward - looking hypotheticals examples are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions, forecasts, and hypothetical constructs about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “hypothetical,” “anticipate,” “believe,” “plan,” “target”, “estimate,” “expect,” “strive,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward - looking statements. Forward - looking statements and hypothetical examples should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if a t a ll. Forward looking statements and hypothetical examples are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements and hypothetical examples. In order to implement its business turnaround strategy, the Company requires additional capitalizatio n and expansion of its sales and installation operations. Therefore, the Company cautions you against relying on any of these forward - looking statements or forward - looking hypothetical examples. Additional key risks and uncertainties that may cause a change in any forward - looking statement or forward - looking hypothetical examples include: the company obtaining additional capital for implementation of its business turnaround strategy; the effect of electric power generation industry regulations in the states the Company operates, net electric power metering and related policies; the level of demand for our solar energy systems; the availability of a sufficient, timely, and cost - effective supply of solar panels, the Company’s ability to implement required cost containment and reductions, and to generate sufficient cash flow fro m operations to fund operations. You should read the section entitled “Risk Factors” in our 2015 Annual Report on Form 10 - K and in our 1st Quarter 2016 Report on Form 10 - Q, each of which has been filed with the Securities and Exchange Commission, which identify certain of these and additional risks and uncertainties. Any forward - looking statements or forward - looking hypothetica l examples made by us in this presentation speaks only as of the date of this presentation. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We do not undert ake any obligation to publicly update or revise any forward - looking statement or forward - looking hypothetical example, whether as a result of new information, future developments or otherwise, except as may be required by law.

• RGS Energy , incorporated in 1978, is primarily a residential solar Company with two business segments : • Residential – the largest segment offering Mainland U.S. residential homeowners solar systems and small commercial solar systems sourced from the residential customer base. • Sunetric – Hawaii residential and commercial solar systems; based in Oahu • We provide turnkey solar solutions - from system design, construction planning, customer financing assistance, installation, to interconnection and warranty: • Majority of materials are “Buy American”, American Recovery and Reinvestment Act (ARRA) compliant • Compliant with newest electrical codes • Headquartered in Louisville, Colorado, with ≈170 employees and a nationwide presence Who We Are – In Business 38 Years, With a National Operating Footprint NASDAQ : RGSE 4

A Brief History of RGS


First in Solar
Since '78

1978	Real Goods Solar Trading Company opens first store; sold the first solar panels in retail
1982	First Solar Living Source Book printed - *"We wrote the book on Solar"*
1996	Opened Solar Living Center
2001	Merged with Gaiam, Inc.
2003	Launched residential division
2008	IPO
2008-09	Acquired Marin Solar, Carlson Solar, IES, Regrid Power
2011	Acquired Alteris – became a national residential & commercial solar Company
Aug-13	Acquired Syndicated Solar
1H-14	Rebranded Real Goods Solar as RGS Energy, and acquired Mercury Energy and Sunetric – providing entry into Hawaii
Aug-14	Dennis Lacey named CEO / 4th quarter 2014 commencement of turnaround management
Sept - 14	Launched strategy to exit large commercial business to focus on core residential solar
Feb - 15	Arranged for $11M of equity from public offering
Mar-15	Initiated corporate transformation & realignment to reduce overhead with the goal of reducing the required break-even point
Jul-15	Arranged for $5M of equity from public offering
Apr-16	Arranged $10M of convertible debt offering; ≈$8M held in restricted cash

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We have a National Operating Footprint

RGS ENERGY	sunetric	Residential Segment										RGS
	Pacific	Mid-Atlantic			New England					West Coast		Total
States of Operation	HI	NY	NJ	MD	MA	VT	RI	NH	CT	CA	CO*	11
Residential	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	11
Small Commercial	✓	✓	✓	-	✓	✓	✓	✓	✓	✓	✓	10
Commercial	✓	-	-	-	-	-	-	-	-	-	-	1
Company Field Sales Teams	✓	✓	✓	-	✓	✓	✓	✓	✓	-	-	8
RGS Construction Teams	✓	-	-	-	✓	✓	✓	✓	✓	-	-	6
Call Center Sales	-	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	10
Authorized 3rd Party Integrators	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	11
Number of Offices/Warehouses	2	1	-	-	2	1	1	-	2	-	1	10

*Corporate Headquarters

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Macro Conditions Positive for Industry - Strong Outlook for Business Growth Source: GTM Research, Solar Market Insight Report 2015 The federal residential solar tax credit that was set to expire at the end of 2016 was extended by congress through 2021 - the tax credit expected to support continued demand. U.S. Photovoltaic (“PV”) Installation Forecast 7

Macro Conditions Positive for Industry: Increasing Electricity Rates & Declining Costs

Top 10 Most Expensive States For Electricity



7 New Hampshire $0.1636/kWh
5 Vermont $0.1715/kWh
2 New York $0.188/kWh
10 Michigan $0.1572/kWh
8 New Jersey $0.1572/kWh
4 Connecticut $0.1758/kWh
9 Rhode Island $0.1547/kWh
6 California $0.164/kWh
3 Alaska $0.182/kWh
1 Hawaii $0.37/kWh

Data source:
Energy Information Administration. "Electricity Data Browser." http://www.eia.gov/electricity/data/browser.

Infographic © Industry Dive 2014

We are in 8 of the 10 states

- Nationwide, rates up ~$0.04/kWh since 1990, whereas **RGS Energy footprint** state's rates **up ~$0.10/kWh**
- We select territories where:
  - The rate of increase in electricity costs are higher than the national average
  - With high sun exposure
  - Incentives and rebates are currently offered either by the local utility provider or the local or regional government
- Prices of residential and commercial PV system prices are expected to continue to fall

Falling U.S. Solar-PV System Prices for Residential Makes Solar More Affordable



$6.97
$3.12
2009
2010
2011
2012
2013
2014

Estimated prices shown in per watt basis
Source: U.S. Energy Information Administration

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Although Macro Conditions are Positive, Industry Results are Not NASDAQ : RGSE 9 We believe we have a viable plan for getting to break - even and better results 1st Quarter 2016 Results - Solar Companies w/ Principal Focus on Residential Competitors principally lease - however, a comparable basis exists for cash sales which each company reports separately $000's omitted SCTY RUN VSLR RGSE* Sales $22,023 $64,203 $652 $3,752 Cost of Goods Sold ("COGS") 27,634 57,512 422 3,315 Gross Margin (5,611) 6,691 230 437 Gross Margin Percentage -25% 10% 35% 12% Operating Loss for Company ($213,504) ($66,820) ($94,618) ($3,740) Net Loss for Company ($283,105) ($77,803) ($105,562) ($3,651) Stock Price at July 21, 2015** $56.20 $14.00 $15.85 $29.80 Stock Price at July 20, 2016 $26.95 $5.27 $3.16 $6.59 Percentage Change -52% -62% -80% -78% *RGS sales and gross margin is for its Residential Segment (Sunetric is a separate segment) **August IPO price for RUN

Turnaround Strategy

Corporate transformation progress and initiatives by Turnaround Management:

- ✓ Exited large commercial segment due to low margins and required large investment in working capital – focus on Residential Segment with anticipated higher prospects for profitability
- ✓ Streamlined operations to focus on Company strengths – call center sales, engineering and managing third party integrator network from Colorado headquarters
- ✓ Renegotiated vendor terms for lower material cost, targeting future gross margin of ≈20%
- ✓ Lowered acquisition cost for new customers through digital marketing and emphasis on referral programs
- ✓ Restructured customer contracts and sales incentives for anticipated improvement in cash-flow and meet profitability objectives
- ✓ Right-sized internal installation crews to mitigate cost of "idle time", leveraging third-party installation crews to manage fluctuations in demand
- ✓ Closed unnecessary offices to reduce infrastructure costs and focus on reducing installation cycle times to reduce costs
- ✓ Right-sized support staff to decrease sales & operating and general & administrative costs revenue
cost

These actions have improved financial performance and dropped the revenue volume required for break-even results

Annual Net Loss (in millions)	
2014	($57.10)
2015	($10.80)

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NASDAQ : RGSE 11 Our Strategy - Designed to Mitigate Industry Risks Customer preference switching from lease to owning (customer uses own cash or cash from a loan) – RGS is not reliant upon leasing Many competitors have a high concentration in California, which has intense competition and high cost of marketing leads, which effects profitability *Reflects residential installation results in kW for 1/1/2015 - 3/31/2016

NASDAQ : RGSE 12 Our Strategy - Not Dependent on Leasing • Over 90% of RGS’ customers enjoy the benefits of Investment Tax Credit (“ITC”) • In customer presentations, the IRR is high for cash/loan purchases resulting in a strong value proposition • Net Metering (customer receives credit from utility for excess production); without net metering, IRR’s the same but smaller resulting system size, reducing RGS’ profitability • Most of our competitors focus on lease financing where the customer does not benefit from the ITC • Our niche is customers that can make a purchase with their own cash or proceeds from a loan; with the extension of the ITC through 2021, the Company believes it can grow sales in this niche Representative Customer Internal Rate of Return wit h ITC of 30% CA 11% CO 4% CT 14% MD 8% MA 22% NH 11% NJ 12% NY 15% RI 17% VT 9% • Assumptions: 3.0% Annual Utility Rate Increase, $3.95/w purchase price, optimal solar site conditions, state incentives, 100% savings for kW hours produced, 20 year cash flow • Individual customer IRR results will vary Attractive Residential Segment Customer IRR for Cash Transactions

Progress with Turnaround Set the Stage for the 2016 $10M Convertible Note Offering The sooner the Company is better capitalized, the quicker the Company believes its turnaround strategy can be effectuated to achieve its goal of becoming profitable • Turnaround Management has made progress in reducing the operating loss of the Company; strategy in place to mitigate perceived industry risks • Currently focused on organic growth in its sales organization, including focus on small commercial sourced from its residential customer base • Company successfully reduced its fixed operating infrastructure so that break - even is approximately $16M a quarter of revenue – Company has operated at that level in the past (current revenue and gross margin percentage are hampered by access to capital; as there is a fixed cost component of cost of goods sold, whenever revenue declines, gross margin percentages decline further) • In April 2016, Company closed a $10M convertible offering; majority of proceeds to be received after September 30, 2016. To remain Nasdaq listed, the Company must raise additional equity by September 30, 2016; • Company is targeting profitable results for 2017 from future sales growth and actions it has already taken to reduce cost of goods sold and to optimize acquisition costs NASDAQ : RGSE 13

Management Targeting Future Break - Even and Better Results To position the Company for break - even and better results: ▪ Operating Expenses were reduced 50.4% from 2014 to 2015, and through Q1 2016, 28.4% less than 2015. See information on page 15 ▪ We can sell less to reach break - even as our operating costs are less ▪ By negotiating supply side agreements for equipment, the future gross margin percentage for our largest segment, Residential, is expected to be in excess of 20%. See information on page 16 ▪ We can sell less to reach break - even if each sale is more profitable ▪ The Company has revised its approach for customer acquisition costs away from the expensive industry standard of paid leads. See information on page 17 ▪ If each sale is more profitable we can sell less for break - even results ▪ The targeted level of quarterly revenue in order to achieve break - even or better results is approximately $16 million. See information on pages 18, 19 and 20 NASDAQ : RGSE 14

Aggressive Actions Have Reduced Operating Expenses We have already taken actions to reduce 2016 Operating Expenses NASDAQ : RGSE 15 * 2014 Sunetric is annualized from acquisition date April 2014 **Excludes separately reported goodwill impairment, restructuring and litigation expenses % Reduction $000's omitted FY 2014 FY 2015 Q1 2016 Annualized 2016A vs 2015 Residential Operating Expenses $22,108 $9,900 $1,664 $6,656 32.8% Sunetric Operating Expenses* 5,620 2,507 444 1,776 29.2% Corporate Operating Expenses** 14,620 8,600 1,653 6,612 23.1% Total Operating Expenses $42,348 $21,007 $3,761 $15,044 28.4% 2015 vs 2014 total reduction 50.4%

Targeting Improved Gross Margins We expect to achieve an improvement in gross margin NASDAQ : RGSE 16 Striving for reduced labor and equipment costs • Finalized vendor agreements for cost reductions of modules & inverters • Implementing construction efficiencies (staff utilization, overtime management, truck roll management) • Expanded customer service team and implemented process improvements to minimize customer cancellations Disclaimer: Above is neither a forecast nor a projection, but an example to illustrate hypothetical gross margin percentage wit h new contract pricing and operating at the Targeted Break - Even revenue level $000's omitted As Reported Hypothetical Impact of New Pricing* Hypothetical Example 2015 Residential Segment Revenue $30,205 $30,205 2015 Residential Segment COGS 26,082 (4,309) 21,773 Gross Margin $4,123 $8,432 Gross Margin Percentage 14% 28% *Hypothetical impact is comprised of: (i) anticipated reduction from new contract pricing of ≈20% for materials; and (ii) assuming increased revenue volume to more efficiently absorb construction crew time as anticipated to occur at the Target Break-Even revenue

Targeting Reduced Customer Acquisition Costs

- Industry Customer Acquisition Costs consists of (i) salaries and commissions of salespersons, (ii) advertising, (iii) referral fees paid to customer and partners for closed transactions and (iv) fees paid to third parties for lists of prospective customer leads or access to merchant space to solicit customers. The solar industry has traditionally focused on paid leads.
- Turnaround management has determined that the traditional approach results in a prohibitively high customer acquisition cost. Management determined that the cost effective approach is to (i) expand its call center and maintain field sales teams in select markets where the local geography makes that approach cost effective (i.e., Hawaii and Mainland East Coast) and (ii) principally use alternatives to purchasing paid leads for simply lists of prospective customers.

Residential Segment

$000's omitted

	2013	2014	2015	Q1 2016
Total acquisition costs	$9,426	$12,564	$4,455	$725
Less fixed costs - salaries	4,183	5,286	2,603	540
Variable Acquisition Costs - commissions & marketing	$5,243	$7,279	$1,852	$185
Total Revenue	$57,659	$55,818	$30,205	$4,801
Variable Acquisition Costs as a % of Revenue	9%	13%	6%	4%

- Turnaround management's strategy for customer acquisition costs is to utilize:
  - Digital Web Leads- Higher percentage from lead to close than paid leads
  - Partner Programs - Lower cost per acquisition than paid leads
  - Customer Referrals - Organic lead generation with the highest conversion rate and lowest cost per acquisition

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NASDAQ : RGSE 18 Targeted Revenue Break - Even Point Calculated on Segment Basis Disclaimer: Above is neither a forecast nor a projection, but an example to illustrate hypothetical relative revenue/margin % f or break - even results Beginning the last half of 2015 and until better capitalized, the Company is constrained, therefore unable to grow and convert backlog to revenue as desired Quarterly $000's omitted Residential Sunetric Total Target Hypothetical Annual Revenue for Break-Even Results $49,000 $15,000 $64,000 $16,000 Gross Margin Percentage (see page 16) 28% 20% 26% Gross Margin $13,678 $3,000 $16,678 Using the hypothetical annual revenue and operating expenses to solve for break-even: 1st Quarter 2016 Operating Expenses (see page 15) $3,761 Anticipated future costs savings and seasonality adjustments for Q1 (400) Anticipated increased acquisition costs at the break-even installation volume 800 Hypothetical quarterly operating expenses at break-even volume 4,161 Hypothetical Annualized Operating Expenses at the break-even revenue volume 16,644 Hypothetical Operating Income (Loss) - Break-Even Results $34 Actual 2015 Results Residential Sunetric Revenue $30,205 $15,319 Gross Margin 14% 15% Assuming Better Capitalization

NASDAQ : RGSE 19 Targeted Revenue Break - Even Calculated on a Per Watt Basis Disclaimer: Above is neither a forecast nor a projection, but an example to illustrate hypothetical revenue/contribution to rec overy of overhead for break - even results Residential Sunetric Sales Price w/typical additional installation features ("adders") $3.94 $4.20 COGS (including pass through financing fees and adders) 2.84 3.34 Gross Margin $ 1.10 0.86 Gross Margin % 28% 20% Customer Acquisition Costs 0.42 0.28 Contribution to Recovery of Overhead $0.68 $0.58 Using the per watt contribution per transaction to solve for break-even revenue: ($ 000's omitted) Total Hypothetical 1st Quarter Costs WITHOUT Acquisition Costs (see pages 15 and 17) $3,036 Anticipated future costs savings and seasonality adjustments for Q1 (400) Hypothetical Quarterly Overhead to recover for break-even results 2,636 Hypothetical $16M Quarterly Revenue for Break-Even Results (see page 18) $12,250 $3,750 Hypothetical Quarterly Watts Installed for Break-Even Results (Sales Price Per Watt / Quarterly Revenue) 3,110 893 Hypothetical Quarterly Contribution to Recovery of Overhead (Watts x Overhead Contribution) $2,115 $520 2,635 Hypothetical Operating Income (Loss) - Break-Even Results ($1) Price Per Watt Installed

Break-Even Revenue Target – Historical Lookback*

$000's omitted	Revenue		
	Residential	**Sunetric**	**Total**
Targeted Break-Even Revenue:			
See pages 18 & 19	**$12,250**	**$3,750**	
As reported:			
2013:			
2nd Quarter	$10,719		$10,719
3rd Quarter	$15,425		$15,425
4th Quarter	$17,014		$17,014
2014:			
1st Quarter	$13,274		$13,274
2nd Quarter	$15,943	$3,071	$19,014
3rd Quarter	$14,357	$3,803	$18,160
4th Quarter	$12,242	$5,868	$18,110
2015:			
1st Quarter	$6,857	$3,753	$10,610
2nd Quarter	$11,110	$3,617	$14,727
3rd Quarter	$6,894	$3,544	$10,438
4th Quarter	$5,344	$4,405	$9,749
2016:			
1st Quarter	$3,752	$1,187	$4,939

**On a segment basis, the Company has reported installation revenue in excess of the Targeted Break-Even amounts in the past. In prior periods, RGS had a larger sales force than present and, accordingly, amounts are not directly comparable. For example, the Company will have to increase the size of its sales force to achieve Break-Even revenue (see page 21). Prior installation revenue amounts are not necessarily indicative of future results and there cannot be any assurance that the Company will be able to achieve its Targeted Break Even revenue amounts in the future.*

Green highlights indicates revenue at approximately the break-even or better target, see pages 18 and 19

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NASDAQ : RGSE 21 To Grow our Revenue, We Need to Increase The Size of Our Sales Organization We will need to increase the size of our residential sales organization Residential Segment annual target revenue in Break-Even analysis (See Slide 18) $49,000,000 Anticipated small commercial contribution: 2015, without dedicated follow-up on leads 2,263,000$ Budget with dedicated leader and "mining" leads from Residential homeowner sales team 7,515,000 Remainder - anticipated residential homeowner annual revenue $41,485,000 Required size of sales organization to achieve the anticipated residential homeowner annual revenue: Current quarterly # of deals closed per the average sales representative 9 Current average price of system size sold $30,292 Current average quarterly sales per the average sales representative $286,095 Current average annual sales of the average sales representative $1,144,381 Average required number of sales representatives (Homeowner Revenue / Avg. Rep. Annual Sales) 36 Number of sales persons at April 30, 2016 20 Net additional increase in head count 16

Use of Proceeds - Become Better Capitalized and Grow Revenue The Company will make payments on its revolving line - of - credit Thereafter: • Use the proceeds to acquire equipment and pay third party installers to convert the Company's backlog which at March 31, 2016 was • Residential Segment $ 9,838,000 • Sunetric Segment 6,345,000 • Total Backlog $16,183,000 • Make payments on prior accounts payable balances • Expenditures anticipated to result in increased sales and revenue • Recruit, hire and train additional salespeople • Cost effective marketing expenditures to generate additional leads • Recruit, hire and train construction personnel in markets with large backlog • Expand our territories and our network of third party installers • Support Small Commercial sales NASDAQ : RGSE 22

Hypothetical Example - Bridge from Backlog and Future Sales to Break - Even Revenue Target NASDAQ : RGSE 23 Planned Actions While Ramping to Break - Even Revenue Volume • Predicated upon becoming better capitalized during 3 rd and 4 th quarters (convertible note) – existing backlog converts faster as better capitalization allows for vendor & integrator payments to increase installations • Anticipated expansion of sales team starting mid 3 rd quarter onward; typical onboarding and training time is 90 days before achieving average rep production level • Anticipated marketing spend to support sales team commencing 3 rd and 4 th quarters with typical conversions to closings 30 - 60 days thereafter • Expectation is that above actions during 3 rd and 4 th quarters of 2016 result in higher sales volumes commencing during 4th quarter 2016 • Anticipated 3 rd and 4 th quarters’ 2016 hiring and training of in - house construction crews, along with expansion of 3 rd party installer network, with resulting anticipated increased construction capability anticipated to be able to install at the brea k - even level commencing 1 st quarter 2017 Disclaimer: Above is neither a forecast nor a projection, but a hypothetical example to illustrate interplay of backlog and future sales toward achievement of targeted break even installation revenue $000's omitted 1Q 2016 2Q 2016 3Q 2016 4Q 2016 1Q 2017 2Q 2017 3Q 2017 4Q 2017 (actual) (example) (example) (example) (example) (example) (example) (example) Hypothetical Sales Growth % 0% 35% 70% 60% 0% 5% 5% Hypothetical Revenue Growth % 0% 60% 65% 25% 0% 0% 0% Beginning Backlog $17,000 $16,000 $15,000 $14,000 $11,000 $11,000 $11,000 $12,000 New Sales 4,000 4,000 6,000 10,000 16,000 16,000 17,000 17,000 Installation Revenue 5,000 5,000 7,000 13,000 16,000 16,000 16,000 16,000 Ending Backlog $16,000 $15,000 $14,000 $11,000 $11,000 $11,000 $12,000 $13,000

To Execute its Business Turnaround Strategy, RGS Requires Better Capitalization

** Commencement of Turnaround* $000's omitted	2014		2015				2016
	Q3	Q4*	Q1	Q2	Q3	Q4	Q1
Loss from Continuing Operations	($2,508)	($13,394)	($3,552)	$1,575	($3,881)	($3,949)	($3,713)
Separately Reported Items in the Statement of Operations:							
Warrant Derivative Gain	(6,789)	(5,956)	(1,755)	(4,509)	(660)	(203)	42
M&A expense	59	(21)	0	0	0	0	0
Litigation Expense	0	0	0	500	1,084	420	24
Asset Impairment charge	1,365	10,400	0	0	0	0	0
Restructuring expense	355	252	21	337	66	23	37
Comparative Loss from Continuing Operations	(7,518)	(8,719)	(5,286)	-2,097	(3,391)	(3,709)	-3,610
Discontinued Operations Income/(Loss)	(2,242)	(2,784)	(182)	133	(397)	(260)	161
Comparable Net Loss	($9,760)	($11,503)	($5,468)	($1,964)	($3,788)	($3,969)	($3,449)
Decrease in Comparable Net Loss From Quarter-to-Quarter			**52%**	**64%**			
Capital Available:							
Cash & Availability Under Line-of Credit	$3,003	$3,597	$2,765	$6,058	**$1,090**	**$597**	**$188**

When we have cash and availability of approximately $3 million or more we believe we are able to execute our turnaround strategy and achieve improvement in operating performance

Note about Non-GAAP Measures:

Comparative Loss from Continuing Operations and Comparable Net Loss are not GAAP measurements of results of operations. The Company is presenting these non-GAAP measures, including the reconciliation above to the GAAP measure Loss from Continuing Operations, to provide additional clarity about the results of operations.

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Hypothetical Capital Available to the Company

To demonstrate on a hypothetical basis the future capital available to the Company assuming that by December 31, 2016:

(I) The revolving credit facility is repaid in full and all payables and accrued expenses are repaid in full (except amounts to be settled later such as warranty obligations)

(II) For the 2nd half of 2016, all operating activities such as sales and installation revenue are settled in cash such that there are no receivables or payables from business activity during the second half of 2016

In the ordinary course of business, payables and receivables will arise and the Company will use it revolving credit facility to fund operations and, as such, actual cash balances and revolving credit facility balances will be different.

($000's omitted)	3Q 2016	4Q 2016	2H 2016
Hypothetical Cash Flow From Operations:			
Hypothetical Revenue *(see page 23)*	$8,000	$13,000	
Hypothetical Margin (see page 18)	26%	26%	
Hypothetical Gross Margin	2,100	3,400	$5,500
Operating Expenses (see page 15)			
1st Quarter 2016 Expenses (see page 15)	3,800	3,800	
Net Increase for Hypothetical Revenue Growth	100	400	
Less Non-Cash Depreciation & Stock Options	(300)	(300)	
Hypothetical Operating Expenses	3,600	3,900	(7,500)
Hypothetical Collections of Prior Accounts Receivable	2,000	2,300	4,300
Prepaid Inventory	500	500	1,000
Hypothetical Payments of Prior Accounts Payable			(6,000)
Hypothetical Discontinued Operations Cash Flow			(600)
Hypothetical Cash Flow From Operations, ***as if no Timing Differences***			(3,300)
Hypothetical Cash Flow From Financing Activities:			
Hypothetical Capital Raise, net during 3rd Quarter			4,500
Hypothetical Cash Proceeds from Convertible Notes During 4th Quarter			5,000
Repayment in full of Line-of-Credit			(4,000)
Hypothetical Cash Flow from Financing Activities			5,500
Hypothetical Change in Cash for the 6 months ended Dec. 31, 2016			2,200
Anticipated Cash at June 30, 2016			400
Hypothetical Cash at December 31, 2016			**$2,600**
Hypothetical Availability of Restricted Cash			
Anticipated Balance at June 30, 2016		$8,000	
Hypothetical Proceeds above during 4th Quarter		5,000	
Hypothetical Proceeds to be collected after December 31, 2016			3,000
Hypothetical Cash Plus Restricted Cash at December 31, 2016			**$5,600**

Disclaimer: Above is neither a forecast nor a projection, but an example to illustrate hypothetical future capital available to the Company at the hypothetical break-even installation volume, hypothetical gross margin and without timing differences for receivables and payables

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Pro Forma Capitalization Table Notes: A. Pro forma exercise price ranging from $25 to $1,400. B. Calculated assuming full conversion of $10 million of Notes at 85% of July 20, 2016 stock price $6.59. with 291,298 warrants (1 - year price reset) C. Currently issued options with Pro forma exercise price ranging from $48 to $3,000. D. Calculated assuming full conversion of 5,000,000 convertible preferred shares issued based on 75% of July 20, 2016 stock price of $6.59 with 867,115 warrants based on 87.5% on July 20, 2016 stock price (price reset at Note conversion or maturity) NASDAQ : RGSE 26 Disclaimer: Above is neither a forecast or projection, but a pro forma to illustrate hypothetical future shares outstanding. Ac tual shares will differ and most likely significantly as this analysis does not assume any changes in the company's stock price after July 20, 2016. Pro Forma As Of Offering July 20, 2016 Closing Date Common Stock: Issued and Outstanding 662,917 662,917 Non-employee Stock Options and Warrants (note A) 102,911 130,147 Proforma issued under Convertible Notes (note B): Notes converted for common shares 1,785,236 1,785,236 Detachable Warrants 291,298 291,298 Employee stock options (note C) 7,178 7,178 Issuable for business combinations 911 911 Current Offering (note D): Preferred Shares converted for common shares 0 1,011,633 Detachable Warrants 0 867,115 Pro Forma 2,850,451 4,756,435

RGS Senior Management Team - Leading the RGS Energy Turnaround

Dennis Lacey*
CEO

- Track record of successful business turnarounds in diverse industries including equipment leasing, quick service restaurants and global customer care service industries
- C-level experience with public companies as CEO and CFO, including a NYSE listed commercial bank, and with a private investment firm
- Career started in public accounting rising to rank of audit partner with a Big 8 accounting firm

Seth Wiggins*
VP Sales

- Built the Company's call center which consists of two divisions, lead generation and inside sales. His teams have generated over 3,000 new sales orders (+20MW) and sold over $100M in residential solar
- Served as Director of Sales at Syndicated Solar, Inc. and grew the sales team from $2M to $20M in under two years
- Accredited by the North American Board of Certified Energy Practitioners (NABCEP Certified Solar Installer)

Alan Fine*
Principal Financial Officer, General Manager of Operations & Treasurer

- Previously served as Principal Accounting Officer at RGS Energy
- Prior experience as CFO, principal accounting officer and director of operations for several public and private companies
- Licensed CPA

Thomas Mannik
Principal Accounting Officer & Controller

- Prior experience as CFO and Controller for several public and private companies
- BA degree in accounting from James Madison University; Masters of Taxation from the University of Denver; licensed CPA

Michael McCloskey
Chief Administrative Officer & General Counsel

- Over 25 years of executive level experience including serving as an executive officer or director of several public and private companies
- Served as national department head for two national brokerage firms; responsible for assets under management exceeding $2 billion across multiple industries

Russell Bunce*
VP Strategic Business Units

- Previously responsible for running RGS Energy's sales operations department before becoming the head of Strategic Business Units, which include Sunetric and RGS Financing, Inc
- Held senior management positions at KB Home and D.E. McNabb

Brad Bentzen *
Operations
Research Director

- Manages the Company's engineering, procurement and in-house construction departments
- Served as a project manager for Forrester Construction Company, a general contractor
- Professional engineering licensees & accredited LEED AP by the U.S. Green Building Counsel

Tyler Clarke*
Director of Operations

- Manages the Company's sales and operational support, customer service, and 3rd party construction partners
- Leadership and operations experience in a variety of business settings; start-up's, legal, public sector & small business

Karen Rainone*
Human Resources Director

- Extensive experience in leading Human Resources departments in the medical office and medical devices field
- Served as Human Resources Manager at Roomlinx, as well as Payroll and Benefits Manager at Clinica Family Health Services

*Team member of Turnaround Management commencing 4th quarter 2014

NASDAQ: RGSE
27

Investment Highlights ▪ Operates in a Large & Growing Market with Favorable Macro Dynamics — increasing utility rates and decreasing PV system costs, along with extension of ITC for 5 years, results in a favorable customer value proposition ▪ 38 - years in Solar Industry — proven performance with both residential & small commercial customer installations ▪ Nationwide Platform that is Scalable — strategically located in key U.S. solar regions, a re - tooled business model that is “capital light” in that expansion in existing markets, and into new territories, can be accomplished via the Company’s established call center and network of third party integrators ▪ Viable Plan for Break - Even and Better Future Results — Turnaround Management has: (i) “right sized” the business for a lower targeted break - even revenue; and (ii) a demonstrated history of improving financial performance ▪ Opportunities to Improve Results ▪ Organic growth, no planned M&A ▪ Ancillary product sales, such as water heaters & energy storage (test marketing in HI) ▪ Supply chain improvements negotiated – expect higher margins ▪ Management team with a demonstrated record of reducing operating costs ▪ Enter new territories ▪ Grow small commercial business Company arranged April 2016 for $10 million of convertible note financing (≈$8M currently held in restricted cash) to execute its business turnaround strategy. Company seeking additional equity capital at this time to: (i) support its capital plan for Nasdaq’s minimum equity requirement by September 30, 2016 for continued listing; and (ii) improve the current cash position of the Company and to accelerate its business turnaround strategy. NASDAQ : RGSE 28

RGS Energy 833 West South Boulder Road Louisville, CO 80027 Tel 303.222.8400 Dennis Lacey, CEO Investor Relations Liolios Group, Inc. Ron Both Tel 949.574.3860 RGSE@liolios.com NASDAQ : RGSE 29 Contact Us RGS Energy (NASDAQ: RGSE) a residential and small commercial solar Company since 1978, the Company has installed more than 25,000 solar power systems. RGS Energy makes it very convenient for customers to save on their energy bill by providing turnkey solar solutions - from system design, construction planning, customer financing assistance, installation, to interconnection and warranty. For more information, visit RGSEnergy.com, on Facebook at www.facebook.com/rgsenergy and on Twitter at www.twitter.com/rgsenergy. Information on such websites is not incorporated by reference into this presentation. RGS Energy is the Company’s registered trade name. The Company files periodic and other reports with the Securities and Exchange Commission under its official name “Real Goods Solar, Inc.” NASDAQ: RGSE www.rgsenergy.com